CEL-SCI Corporation
66 Canal Center Plaza
Suite 5l0
Alexandria, Virginia 22314

This letter will constitute an opinion upon the legality of the sale by CELSCI Corporation, a Colorado corporation (the "Company") of up to 517,500 shares of Common Stock and 517,500 Common Stock Purchase Warrants, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company is authorized to issue the shares of common stock and warrants mentioned above and such shares of Common Stock, when issued, will represent full paid and non-assessable shares of the Company's Common Stock. It is our further opinion that upon the exercise of the warrants in accordance with the terms of the warrants, that the shares of Common Stock issuable upon the execise of the warrants will have been duly authorized and will represent fully paid and nonassessable shares of the Company's Common Stock.